Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2023, iAnthus Capital Holdings, Inc. (“the Company”) had one class of security registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), its common shares, no par value (the “Common Shares”).

Description of Common Shares

The following description of the Company’s Common Shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Articles of iAnthus Capital Holdings, Inc. (the “Articles”), which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. The Company encourages you to read its Articles and the applicable provisions of the Business Corporations Act (British Columbia) for additional information.

Authorized Capital Shares

The Company’s authorized capital shares consists of an unlimited number of Common Shares without par value. As of December 31, 2023, there were 6,510,526,890 Common Shares were issued and outstanding.

Voting Rights

Each Common Share carries the right to attend and vote at all general meetings of shareholders.

Dividend Rights

Holders of the Company’s Common Shares are entitled to dividends, if any, as and when declared by the Company’s Board of Directors and to one vote per Common Share at meetings of shareholders.

Liquidation Rights

Upon liquidation, dissolution or winding-up of the Company, the holders of the Common Shares may share, on a pro rata basis, the remaining assets of the Company as are distributable to holders of the Common Shares of the Company.

Redemption, Call, Assessment, Cancellation, Surrender, Pre-Emptive and Conversion Rights

The Company may, subject to certain exceptions, purchase, redeem or otherwise acquire any of its Common Shares at the price and upon the terms determined by the Company’s Board of Directors. The Company’s Common Shares are not subject to call or assessment rights, rights regarding purchase for cancellation or surrender, or any pre-emptive or conversion rights.

Transfer Agent and Registrar

The Company’s transfer agent and registrar is Computershare Investor Services Inc. whose address is 100 University Avenue, 8th Floor, Toronto, ON M5J 2Y1.

Listing

The Company’s Common Shares are listed on the Canadian Securities Exchange under the symbol “IAN” and quoted on the OTCQB of the OTC Markets Group, Inc. under the symbol “ITHUF.”